Exhibit 3.2

EPSILON ENERGY LTD. (THE “CORPORATION”)

Section 4.02 of the by-laws of the Corporation approved by the directors of the Corporation on January 29, 2021 as follows, with the deletion marked below:

4.02 QUALIFICATION. The following persons are disqualified from being a director of the Corporation:

a)	anyone who is less than 18 years of age;
b)	anyone who
i.	is a dependent adult as defined in The Dependent Adults Act or is the subject of a certificate of incapacity under that Act,
ii.	is a formal patient as defined in The Mental Health Act, 1972,
iii.	is the subject of an order under The Mentally Incapacitated Persons Act appointing a committee of his person or estate or both, or
iv.	has been found to be a person of unsound mind by a court elsewhere than in Alberta;
c)	a person who is not an individual;
d)	a person who has the status of bankrupt

A director need not be a shareholder. ~~At least half of the directors shall be resident Canadians.~~

Section 4.09 of the by-laws of the Corporation approved by the directors of the Corporation on January 29, 2021 deleted in its entirety and insertion marked below:

4.09 [intentionally omitted]

~~4.09 CANADIAN REPRESENTATION. Subject to the Act, the board shall not transact business at a meeting, other than filling a vacancy in the board, unless at least one-quarter of the directors present are resident Canadians, except where~~:

~~a) a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and~~

~~b) the number of resident Canadian directors present at the meeting, together with any resident Canadian director who gives his approval under clause (a), totals at least one-quarter of the directors present at the meeting.~~

Section 5.01 of the by-laws of the Corporation approved by the directors of the Corporation on January 29, 2021 as follows, with the deletion marked below:

5.01 COMMITTEE OF DIRECTORS.  The board may appoint a committee of directors, however designated, or a managing director, ~~who must be a resident Canadian,~~ and delegate to such committee or managing director any of the powers of the board except those which, under the Act, a committee of directors or managing director has no authority to exercise.  ~~At least half of the members of such committee shall be resident Canadians.~~  A committee may be comprised of one director.

Section 6.01 of the by-laws of the Corporation approved by the directors of the Corporation on January 29, 2021 as follows, with the deletion marked below:

6.01 APPOINTMENT OF OFFICERS.  Subject to any unanimous shareholder agreement, the board may from time to time appoint a chairman of the board, a managing director ~~(who shall be a resident Canadian)~~, a president, one or more vice-presidents, a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed.  The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers powers to manage the business and affairs of the Corporation.  Except for a managing director and a chairman of the board, an officer may but need not be a director and one person may hold more than one office.  The president or such other officer as the board may designate, shall be the chief executive officer of the Corporation.

Section 6.03 of the by-laws of the Corporation approved by the directors of the Corporation on January 29, 2021 as follows, with the deletion and insertion marked below:

6.03 MANAGING DIRECTOR.  The board may from time to time appoint a director to act as managing director ~~who shall be a resident Canadian and a director~~.  If appointed, he shall have, subject to the authority of the board, general supervision of the business and affairs of the Corporation; and he shall, subject to the provisions of the Act, have such other powers ‘and duties as the board may specify.  During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

The bylaws, as amended, are currently effective, and the Board is required by the Business Corporations Act (Alberta), as amended (the “ABCA”), to submit the by-law amendment to shareholders for consideration at the Company’s next shareholder meeting. The amendments to the bylaw will cease to be effective if they are not ratified and confirmed by the shareholders at the Meeting.